EXHIBIT 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use of the name Netherland, Sewell & Associates, Inc., to references to Netherland, Sewell & Associates, Inc. as independent petroleum engineers, to the inclusion of information contained in our report as of June 30, 2010, and to the inclusion of our report as an exhibit in the Quarterly Report on Form 10-Q for the period ended September 30, 2010, of CAMAC Energy Inc. and in the registration statements (File No. 333-163869 and File No. 333-167013) on Form S-3 and (File No. 333-152061 and File No. 333-160737) on Form S-8.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:  /s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas
November 5, 2010

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